ASSET PURCHASE AGREEMENT

by and among

MCKAY ROOFING COMPANY, INC.

as Seller

SOLAR INTEGRATED ROOFING CORP.

as Parent and

SOLAR ACQUISITIONS I, INC.

as Buyer and

TOD MCKAY, BRAD MCKAY AND SCOTT MCKAY

as Shareholders

September 10, 2019

ARTICLE 1DEFINITIONS1

ARTICLE 2BASIC TRANSACTION8

Section 2.01Purchase and Sale of Assets8

Section 2.02Assumption of Liabilities8

Section 2.03Purchase Price8

Section 2.04Excluded Assets and Liabilities8

Section 2.05Working Capital8

Section 2.06Closing8

Section 2.07Deliveries at the Closing9

Section 2.08Allocation9

Section 2.09Transfer and Maintenance of Books and Records9

Section 2.10Power of Attorney10

ARTICLE 3REPRESENTATIONS AND WARRANTIES OF SELLER

AND SHAREHOLDERS10

Section 3.01Organization of Seller and Shareholders10

Section 3.02Authorization of Transaction; Enforceability10

Section 3.03Noncontravention11

Section 3.04Brokers’ Fees11

Section 3.05Client Lists11

Section 3.06Financial Statements11

Section 3.07Events Subsequent to Term Sheet11

Section 3.08Legal Compliance12

Section 3.09Tax Matters13

Section 3.10Assumed Contracts13

Section 3.11Litigation13

Section 3.12Insurance14

Section 3.13Subsidiaries14

Section 3.14Undisclosed Liabilities14

Section 3.15Warranties14

Section 3.16Employee Benefit Plans15

Section 3.17Permits15

Section 3.18Books and Records16

Section 3.19Inventory16

Section 3.20Real Property16

Section 3.21Real and Personal Property Leases16

Section 3.22Title to Tangible Personal Property17

Section 3.23Intellectual Property17

Section 3.24Environmental Matters18

Section 3.25Employees18

Section 3.26Accounts Receivable20

Section 3.27Vendor Lists20

Section 3.28Disclosure20

ARTICLE 4REPRESENTATIONS AND WARRANTIES OF BUYER

AND PARENT20

Section 4.01Organization of Buyer20

Section 4.02Authorization of Transaction21

Section 4.03Noncontravention21

Section 4.04Brokers’ Fees21

Section 4.05No Other Representations and Warranties21

ARTICLE 5PRE-CLOSING COVENANTS21

Section 5.01Conduct of the Business21

Section 5.02Access to Information23

Section 5.03Notification23

Section 5.04No Negotiation23

Section 5.05Best Efforts24

Section 5.06Transition24

Section 5.07Required Consents24

ARTICLE 6POST-CLOSING COVENANTS24

Section 6.01General24

Section 6.02Litigation Support24

Section 6.03Proprietary Information25

Section 6.04Solicitation and Hiring25

Section 6.05Non-Competition25

Section 6.06Apportionment25

Section 6.07Alternate Forms of Asset Transfer26

Section 6.08Reserved26

Section 6.09Certain Tax Considerations26

ARTICLE 7CONDITIONS TO OBLIGATION TO CLOSE26

Section 7.01Conditions to Obligation of Buyer26

Section 7.02Conditions to Obligation of Seller27

ARTICLE 8REMEDIES FOR BREACHES OF THIS AGREEMENT28

Section 8.01Survival28

Section 8.02Indemnification28

Section 8.03Matters Involving Third Parties29

ARTICLE 9EMPLOYEES OF THE BUSINESS30

Section 9.01Communications with Employees30

Section 9.02No Obligations of Employees30

Section 9.03Transferred Employees30

Section 9.04Compensation and Term of Employment31

Section 9.05Severance31

ii

Section 9.06Commission Payments Owed By Seller31

ARTICLE 10MISCELLANEOUS31

Section 10.01Press Releases and Public Announcements31

Section 10.02No Third-Party Beneficiaries32

Section 10.03Entire Agreement32

Section 10.04Termination and Abandonment of this Agreement32

Section 10.05Succession and Assignment32

Section 10.06Counterparts32

Section 10.07Headings33

Section 10.08Notices33

Section 10.09Governing Law34

Section 10.10Amendments and Waivers34

Section 10.11Severability34

Section 10.12Expenses35

Section 10.13Construction35

Section 10.14Incorporation of Exhibits and Schedules35

Section 10.15No Breach of Fiduciary Duty Required35

Exhibits/Schedules

Exhibit AClient List Exhibit BVendor List

Exhibit CForm of Bill of Sale

Exhibit DDescription of Real Property

Disclosure Schedule Schedule with respect to Representations and Warranties

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of September 10, 2019, by and among MCKAY ROOFING COMPANY, INC., a California corporation (“Seller”), SOLAR INTEGRATED ROOFING CORP., a Nevada corporation (“Parent”), SOLAR ACQUISITIONS I, INC., a Nevada corporation and wholly-owned subsidiary of Parent (“Buyer”), and TOD MCKAY, BRAD MCKAY AND SCOTT MCKAY, the shareholders who collectively own all of the issued and outstanding stock of Seller (each, a “Shareholder” and, collectively, the “Shareholders”). Buyer, Seller and Shareholders are sometimes each referred to separately as a “Party” and collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller operates a full service roofing, decking and waterproofing company (the “Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and liabilities with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following terms have the meanings assigned to them in this Article 1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and

(c)any claim, remedy or other right related to any of the foregoing; provided, however, that all such Accounts Receivable will be reduced and offset by Work-in-Progress Costs.

“Acquired Assets” means all the following assets of the Business:

(a)the Client List, which is set forth on Exhibit A attached hereto, along with all rights, benefits and privileges arising thereunder or with respect thereto;

(b)the Vendor List, which is set forth on Exhibit B attached hereto, along with all rights, benefits and privileges arising thereunder or with respect thereto;

(c)the Assumed Contracts, which are set forth on Section 3.10 of the Disclosure Schedule, along with all rights, benefits and privileges arising thereunder or with respect thereto;

(d)all books, records, files, correspondence and other documents relating to the Business, Client Lists, Vendor Lists, Inventory, Contracts, Leases and Intellectual Property;

(e)the Lease which is set forth in Section 3.21 of the Disclosure Schedule;

(f)the tangible personal property (such as equipment and furniture) which is set forth in Section 3.22 of the Disclosure Schedule;

(g)the Intellectual Property of the Business including, without limitation, the Intellectual Property which is set forth in Section 3.23 of the Disclosure Schedule;

(h)the Real Property described in Exhibit D;

(i)all Permits relating to the Business which are set forth in Section 3.17 of the Disclosure Schedule;

(j)all goodwill of Seller and all other assets related to or used in connection with the Business;

(k)Accounts Receivable in the amount equal to, and not to exceed, the amount of Work-in-Progress Costs1;

(l)all Inventory relating to or used in connection with the Business which is set forth in Section 3.19 of the Disclosure Schedule; and

(m)all other assets related to the Business other than the Excluded Assets. “Adverse Consequences” means all actions, suits, proceedings, hearings,

investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other equity interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preface above.

1 NTD: Accounts Receivable are offset/reduced by Work-in-Progress.

“Applicable Law” means any constitutional provision, statute or ordinance, whether foreign, federal, state or local, applicable in the United States or any other nation, including any other law, rule, regulation, judgment, injunction, order, executive order, ruling, assessment, writ, decree or interpretation thereof of any Governmental Entity, or any common law.

“Assumed Contracts” means the agreements, leases, contracts, purchase agreements, purchase orders and licenses of the Business (whether written or oral) set forth in Section 3.10 of the Disclosure Schedule.

“Business” has the meaning set forth in the first recital above.

“Business Day” means any day other than a day that is a Saturday, Sunday or legal holiday in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Client List” means all lists. spreadsheets, worksheets and tables of any type or form identifying each and every client of Seller since inception of the Business (including those engagements where no writing may exist) which are listed on Exhibit A attached hereto.

“Closing” has the meaning set forth in Section 2.06 below. “Closing Date” has the meaning set forth in Section 2.06 below. “Code” means the Internal Revenue Code of 1986, as amended. “Competitor” has the meaning set forth in Section 6.05 below. “Disclosure Schedule” has the meaning set forth in Article 3 below. “Employees” means the employees of the Business.

“Environmental Law” means a legal rule pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.);

(vii)Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); together with all other legal rules regulating emissions, discharges, releases or threatened releases of any hazardous substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any hazardous substance.

amended.

“ERISA”  means  the  Employee  Retirement   Income  Security  Act  of  1974,   as

“Excluded Assets” means all other assets, properties, rights and claims (other than the Acquired Assets) of Seller of any nature whatsoever and wherever situated. For the avoidance of doubt, any Accounts Receivable, to the extent they exceed Work-in-Progress Costs, shall be deemed to be Excluded Assets.

“Excluded Liabilities” means all liabilities, including, without limitation:

(a)the liabilities set forth in Section 2.02 of the Disclosure Schedule;

(b)any liabilities or obligations that should have been paid prior to the Closing Date relating to any employee, any Plan, any employee benefits or commissions, salaries, wages or other compensation arrangements existing on or prior to the Closing Date with respect to Seller or the Business;

(c)any other liability or obligation, to the extent related to an Excluded Asset;

(d)any payment obligation of Seller to vendors or other service providers for goods and/or services;

(e)any Taxes of Seller and any other Taxes accruing on or prior to the Closing

Date;

(f)any liabilities relating to any current pending or threatened litigation,

arbitration or any other Proceeding against Seller or any future litigation, arbitration or Proceeding relating to the Acquired Assets to the extent related to events occurring prior to the Closing Date;

(g)any liabilities arising out of any violation of Environmental Law;

(h)any liabilities not related to the Acquired Assets;

(i)any liabilities for legal fees and expenses of Seller related to the transactions contemplated hereby; and

(j)any other liabilities or obligations of Seller or the Business accruing on or prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.06 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean any government (including any United States of foreign federal, state, provincial, cantonal, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any thereof.

“Inactive Transferred Employees” means those Transferred Employees who, as of the Closing Date, are on leave of absence, are on short or long term disability leave, or are otherwise not actively at work; provided that Inactive Transferred Employees shall not include Transferred Employees who are not actively at work on the Closing Date due to a vacation day, personal day absence or occasional absence day or other similar short term leave for reasons other than illness.

“Indemnified Party” has the meaning set forth in Section 8.03 below. “Indemnifying Party” has the meaning set forth in Section 8.03 below.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereon, and patents, patent applications and patent disclosures, together with reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, URLs, domain names and corporate names, together with translations, adaptations, derivations, and combinations thereof, and including but not limited to goodwill associated therewith, applications, registrations and renewals in connections therewith including, without limitation, the names “McKay Roofing Company, Inc.”. “McKay” and any names similar thereto, and all iterations and permutations thereof, together with all logos, slogans, trademarks, and service marks relating thereto used by Seller in connection therewith, including, without limitation, the e-mail mckayroofingsantee@yahoo.com and the McKay Roofing Facebook account; (c) copyrightable works, copyrights, and applications, registrations and renewals in connections therewith, mask works and applications, registrations and renewals in connections therewith; (d) trade secrets and confidential business information (including but not limited to research and development, know-how, formulas, compositions, manufacturing and reproductions processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) computer software (including but not limited to data related documentation); (f) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (g) licenses, sublicenses, permissions or contacts in connection with any of the foregoing.

“Intellectual Property Rights” means the rights or interest of any Person in or to any Intellectual Property.

“Inventory” shall mean any and all of the finished inventory, raw goods and works- in-progress related to or used in connection with the Business.

“Judicial Authority” shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“Knowledge” means actual knowledge of a Person after due inquiry.

“Lease” shall mean any lease or sublease pursuant to which Seller leases or subleases from another party any real or personal property.

“Material Adverse Effect” means (i) with respect to Seller, a material adverse effect on (A) the Acquired Assets, (B) the results of operations, financial condition or prospects of the Business, (C) the ability of Seller to perform its obligations under this Agreement, or (D) the validity or enforceability of this Agreement, and (ii) with respect to Buyer, a material adverse effect on (A) the ability of Buyer to perform its obligations under this Agreement, or (B) the validity or enforceability of this Agreement.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.06 below. “Notice of Claim” has the meaning set forth in Section 8.03.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent” has the meaning set forth in the preface above. “Party” has the meaning set forth in the preface above. “Permits” shall have the meaning set forth in Section 3.17.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, stock option, restricted stock, phantom stock, or other equity incentive plans, programs or arrangements, and all termination, severance or other contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, that are maintained, contributed to or sponsored by Seller for the benefit of any employee or which otherwise cover any employee.

“Proceeding” shall mean any action, suit, counter-claim, arbitration, mediation, litigation, inquiry, hearing, investigation or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Purchase Price” has the meaning set forth in Section 2.03 below.

“Required Consent” means, with respect to the Acquired Assets listed in Section

7.01 of the Disclosure Schedule, the consent, approval, permission, amendment or waiver by a party or parties thereto that is required in order to effect the transfer to, and assumption by, Buyer of such Acquired Assets.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller Representatives” has the meaning set forth in Section 5.02. “Shareholders” has the meaning set forth in the preface above.

“Taxes” means (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity on such entity, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, a member of an affiliated or combined group, a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, exhibit or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 8.03 below. “Transferred Employee” means each employee of the Business who is hired by

Buyer under Section 9.03(a) of this Agreement.

“Vendor List” means all lists, spreadsheets, worksheets and tables of any type or form identifying each and every vendor, supplier and consultant of Seller since inception of the Business (including those engagements where no writing may exist), which are listed on Exhibit B attached hereto.

“Work-in-Progress Costs” means all costs, expenses and/or fees (including for labor) incurred prior to the Closing Date in connection with the performance of work for which customers have not yet paid in full as of the Closing Date, to the extent unpaid as of the Closing Date.

ARTICLE 2 BASIC TRANSACTION

Section 2.01 Purchase  and  Sale of Assets. On  and  subject  to  the  terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell,

transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing in consideration of the payment of the Purchase Price as specified below in Sections 2.02 and 2.03.

Section 2.02 Assumption of Liabilities. The Buyer and the Seller hereby agree that the Buyer shall not assume any liabilities in connection with the sale, transfer, conveyance and delivery to Buyer of the Acquired Assets.

Section 2.03 Purchase Price. The “Purchase Price” means One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) in cash, due and payable as follows: (i) $200,000 at Closing, payable as follows: (a) a $20,000 non-refundable deposit due on the date of this Agreement; (b) $80,000 payable on the 7th calendar day following the date of this Agreement; and

(c) $100,000 payable on the 14th calendar day following the date of this Agreement (the “Closing Payment”); (ii) $100,000 due and payable on the first day of each month, for a period of seventeen months (for a total of $1,750,000), with the first such monthly payment due on October 1, 2019 (each,  a  “Monthly  Payment”  and,  collectively,  the  “Monthly  Payments”);  the  total  sum of

$1,750,000, shall be evidenced by two separate secured promissory notes. One note shall be in the amount of $900,000 (“Note #1”), with monthly payments of $100,000 per month to begin October 1, 2019, and which note shall be paid in full upon a ninth monthly payment of $100,000.00. Additionally, Note #1 shall be secured by all of the assets that are being purchased by Buyer from Seller pursuant to a concurrently executed Security Agreement which will be signed by the parties and the lien created thereby shall be filed/recorded with the California Secretary of State’s office by the filing of a UCC-1 financing statement therewith at the close of escrow. Upon payment of the ninth payment pursuant to Note #1, Seller will file a UCC-3 statement which will reflect the termination of the lien held by Seller in respect of the obligations under Note#1. Lastly, assuming that the Buyers take the full nine months to pay off Note #1, then concurrently, i.e. for that 9 month time frame there will be in existence a lease agreement (flat fee-gross lease) for use of the premises and the yard in Santee, California that is being purchased by way of this Agreement. The amount of rent do under the subject lease will be $3,000 per month to be paid pursuant to the terms that are set out in said lease agreement (will be attached to this Agreement ) is part of this Agreement.

Thereafter, a note in the amount of $850,000 (“Note #2”) will be in effect, and one month from the ninth payment made on Note #1, then the first payment on Note #2 shall be due on the same terms and conditions regarding due date, late date, acceleration rights and the like. Furthermore, at the time Note # 2 comes into effect, concurrently a grant deed for the real property and improvements being bought as part of the overall sales transaction will be recorded along with a trust deed in favor of Sellers for the remaining balance of $850,000. At the same time as that title transfer, the lease between Buyer and Seller for those same premises, which was in effect from the close of escrow through the ninth payment on Note #1, shall terminate. Thereafter, once all payments are made under Note #2, then the Sellers will execute a full reconveyance of the trust deed that has been recorded as a lien against the real property pending the payoff of Note #2; Additionally, all parties to the within Agreement agree and understand that all documents being utilized in this transaction will be fully signed, executed and or witnessed where necessary, and fully executed copies will be exchanged between the parties at the close. Further, specifically with reference to the real property being purchased, the grant deed, deed of trust , and Change of Ownership Reports will be fully executed and notarized as well. The parties will keep a copy of the same real estate documents, but the originals will be forwarded to Seller’s attorney and held by him until he receives notification of payment in full of Secured Promissory Note #1, where upon he will transmit the grant deed , trust deed and the Preliminary Change of Ownership Report to the San Diego County Recorder’s offices for processing and recordation.

Furthermore, the parties to the within agreement acknowledge that shortly after the close herein, that the current operating company, McKay Roofing Company , Inc. will be changing its’ name to McKay Brothers, Inc. and that all payments called for under the Asset Purchase Agreement or other ancillary documents to the transaction must be paid to McKay Brothers, Inc., or assignee provided, however, the entire balance of the Monthly Payments may be paid at any time and, in the event of such prepayment, such balance of the Monthly Payments will be reduced by 10%, as is set forth in the payment schedule attached hereto as Schedule I. For purposes of illustration only, in the event that the balance of the Monthly Payments is prepaid on December 15, 2019, with $500,000 total having been paid as of the first of Month 3 from Close, such prepayment amount, required to satisfy the balance in full, would be $1,305,000, based on a balance of $1,450,000 remaining, reduced by 10% ($145,000). If this prepayment were to occur, then depending upon the timing of the same then whatever security was in effect at the time would be either terminated and or reconveyed. Also, the reduction calculated at the time would pertain to whatever balances were in existence at the time of the prepayment and the 10% reduction would be given full effect.

Section 2.04  Excluded Assets and Liabilities.  Notwithstanding anything herein to the contrary, the Acquired Assets shall not include and Buyer shall not acquire any right, title or interest in and to the Excluded Assets. All accounts receivable incurred up through the day of the close belong to the Sellers. If Buyer collects any of these receivables owned by the Seller, Buyer must be remit the cash to the Seller forthwith. Receivables for any portion of work not completed by the close date will be the property of the Buyer. Notwithstanding anything herein to the contrary, Buyer shall not assume or have responsibility for any of the Excluded Liabilities.

Section 2.05 Working Capital. Sellers agree to leave $80,000 in the cash account as working capital for the Buyer.

Section 2.06 Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article 7 or at such other date and time that the Parties may mutually agree, at the offices of Lucosky Brookman LLP, located at 101 Wood Avenue South, Iselin, New Jersey 08830, or another mutually agreeable location. The date on which the Closing occurs is referred to herein as the (“Closing Date”) and the Closing shall be deemed effective as of 12:00 p.m. New York time on the Closing Date.

Section 2.07 Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.01 below;

(ii)Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.02 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer

(A)a bill of sale in the form attached hereto as Exhibit C, and (B) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller such instruments of assumption as Seller and its counsel reasonably may request; (v) the Parties shall make payments and deliveries of the Cash Payment and Payment Shares in accordance with Section 2.03 herein.

Section 2.08 Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with Section 2.03 herein as set forth in Schedule 2.08 hereof, and the Parties shall make all necessary filings (including those under Section 1060 of the Code) in accordance with such allocation.

Section 2.09Transfer and Maintenance of Books and Records.

(a)Upon request from Buyer to Seller, Buyer shall be granted access to the books and records of Seller within twenty four (24) hours solely for audit purposes. Seller shall transfer to Buyer at Closing all of the Acquired Assets, including without limitation (i) the Contracts, (ii) the Client Lists, (iii) the Leases, (iv) the Intellectual Property, (v) the Permits,all tangible personal property, (vii) the Vendor Lists, (viii) the Inventory, and (ix) all other books and records. Seller shall use its reasonable best efforts to deliver to Buyer, in such locations as designated by Buyer, actual possession of all books and records, including the Client Lists, the Vendor Lists, the Leases and the Contracts, as soon as possible after Closing, but in no event later than ten (10) Business Days after the Closing Date, and Seller shall be responsible for all books and records until delivery thereof to Buyer. Any Acquired Assets, including any Client Lists, Vendor Lists or Contracts, held by Seller after the Closing shall be held by Seller as agent for Buyer pursuant to this Agreement. In addition, Seller shall within five (5) Business Days of receipt forward to Buyer all notices, correspondence and other documents received from customers, lenders, vendors or other similar Persons, which documents relate to the Acquired Assets and are received by Seller after the Closing. Nevertheless, Seller shall retain those documents, agreements and all other books and records relating primarily to any Excluded Asset or Excluded Liability.

(b)Any books and records relating to the Acquired Assets or the Business held by either Seller or Buyer after Closing shall be maintained in accordance with (and for the period provided in) that party's record keeping policies and procedures. Throughout that period, the party holding any such books and records shall comply with the reasonable request of the other party to provide copies of specified documents. The requesting party shall give reasonable notice of any such request. Without limiting the foregoing, neither party will destroy any books or records relating to the Acquired Assets or the Business before the fifth (5th) anniversary of the Closing without first providing sixty (60) days written notice to the other party. Subject to any obligation to keep the records confidential, the party receiving the notice shall be permitted to inspect any such records and to take possession of them, provided that it shall reimburse the party providing the notice for any reasonable, out-of-pocket expense incurred in that regard. Notwithstanding anything to the contrary contained herein, the obligations set forth in this Section shall survive the Closing.

Section 2.10 Power of Attorney. Effective upon the Closing Date and thereafter until the first anniversary of the Closing Date, Seller hereby irrevocably names, constitutes and appoints Buyer and its representatives, its duly authorized attorney and agent with full power and authority to endorse in Seller's name, any checks relating to the Acquired Assets, to effect the transfer of the Acquired Assets to Buyer, to obtain any consents and to take such actions as are reasonably necessary to effect the transactions contemplated by the this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and Shareholders represent and warrant, to the best of their knowledge, jointly and severally, to Buyer that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement or any amendments (or deemed amendments thereto) (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 3.

Section 3.01 Organization of Seller and Shareholders. Seller is corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization and is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of Seller’s and Shareholders’ business or the ownership or leasing of each of their properties requires such qualifications. Section 3.01 of the Disclosure Schedule sets forth each jurisdiction in which Seller does business and each jurisdiction in which Seller is authorized to do business. Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged, to carry on the Business proposed to be conducted by the Buyer and to own and use the properties owned and used by it. Seller has delivered to Buyer correct and complete copies of Seller’s organizational documents (as amended to date). Seller is not in default under or in violation of any provision of its organizational documents.

Section 3.02 Authorization of Transaction; Enforceability. Seller and Shareholders have the power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate, shareholder, member or other action by Seller and the Shareholders. This Agreement has been duly executed and delivered by Seller and the Shareholders. This Agreement constitutes the valid and legally binding obligations of Seller and the Shareholders, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 3.03 Noncontravention. Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.07 above), nor the consummation of the transactions contemplated hereby, will, to the best of the Seller’s knowledge, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which Seller or the Shareholders is subject or any provision of the operating agreement or other organizational documents of Seller or any Shareholder, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller or a Shareholder is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). Section 3.03 of the Disclosure Schedule sets forth each notice, filing, authorization, consent, or approval of any Person or any Governmental Entity needed in order for Seller and the Shareholders to enter into or perform their obligations under this Agreement.

Section 3.04 Brokers’ Fees.  Neither Seller nor any Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 3.05 Client List. Exhibit A attached hereto contains a complete and correct list of each client, as amended, including the date of the Client Lists and each amendment thereto. The Client List, to the best of the Seller’s knowledge, is a true, accurate, and complete listing of all clients of the Seller, including former clients, of the Business and there are no material disputes or threatened disputes with any Person listed on the Client List.

Section 3.06 Financial Statements. Attached hereto at Section 3.06 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets, income statements and statements of cash flows as of and for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 for Seller; and (ii) unaudited balance sheets, income statements and statements of cash flows as of and for the months ended January 31, 2019, February 28, 2019 and March 31, 2019 (the “Most Recent Fiscal Month End”) for Seller. The Financial Statements were prepared in accordance with GAAP, are true and correct in all material respects as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller, which books and records are, to the best of Seller’s knowledge, complete, accurate and auditable.

Section 3.07 Events Subsequent to Term Sheet. Since the Seller and Buyer entered into that certain Term Sheet on January 4, 2019 (the “Term Sheet”), there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date there has not been any:

(a)declaration, setting aside or payment of any dividend or other distribution (whether in cash or property or any combination thereof) in respect of its stock;

(b)creation, incurrence or assumption of any indebtedness (including obligations in respect of capital leases); assumption, guaranty, endorsement or other creation of liability or responsibility (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

(c)commitment to make any capital expenditure in excess of $10,000;

(d)damage, destruction or loss, whether or not covered by insurance;

(e)waiver by Seller of a right or of debt owed to it;

(f)satisfaction or discharge of any encumbrance or payment of any obligation by Seller not in the ordinary course of business consistent with past practice and in an aggregate amount exceeding $10,000;

(g)labor dispute, other than routine individual grievances, or any activity or proceeding to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(h)change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or payment of or agreement (written or oral) to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any, director, officer, employee, consultant or agent, or new employment, compensation or deferred compensation agreement (or any amendment of any such existing agreement);

(i)initiation, receipt or settlement of any Proceeding or action affecting Seller or otherwise material to the Business;

(j)act to (i) accelerate the billing of any customers of Seller or the collection of any Accounts Receivable of Seller, (ii) delay the payment of any accounts payable or accrued expenses of Seller or (iii) defer any expenses of Seller; or

(k)any agreement, whether oral or written, fixed or contingent, by Seller to do any of the foregoing.

Section 3.08 Legal Compliance. The Business is, to the best of Seller’s knowledge, in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Entities, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 3.09 Tax Matters. Seller has filed all Tax Returns that it was required to file with respect to itself and the Business, and has paid all Taxes owing, except (i) where the failure to file Tax Returns or to pay Taxes could not reasonably be expected to have a Material Adverse Effect, or (ii) where the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Seller has established adequate reserves in accordance with GAAP.

Section 3.10 Assumed Contracts. Seller has delivered complete and accurate copies of each Assumed Contract to the Buyer. To the best of its knowledge, Seller does not have any contract that contains terms or conditions providing for such contract to be assigned upon the purchase of substantially all of the Seller’s assets or any other event that may be triggered by the execution or closing of this Agreement. With respect to each Assumed Contract:

(a) each Assumed Contract is the legal, valid, binding and enforceable obligation of Seller, and is in full force and effect with respect to Seller;

(b)each Assumed Contract will continue to be legal, valid, binding, enforceable by Buyer, and in full force and effect immediately following the Closing in accordance with the terms that are in effect immediately prior to the Closing;

(c)             Seller is in material compliance with the terms and conditions of each Assumed Contract;

(d)there are no material disputes or threatened disputes with any Person under any Assumed Contract;

(e)            no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Assumed Contract;

(f)            no Person has provided Seller with notice that it intends to terminate any Assumed Contract;

(g)to the extent insurance is required under the terms of such Assumed Contract, Seller is in compliance with such requirements; and

(h)there has not been any assignment by Seller or, to the knowledge of Seller, any other Person of such Assumed Contract and there does not exist any Security Interest with respect to such Assumed Contract.

Section 3.11 Litigation.

(a) Seller or the Business is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party to or threatened to be made a party to any Proceeding.

(b) no Shareholder is subject to any Proceeding relating to the Business that could reasonably have a Material Adverse Effect on the Business or is reasonably likely to affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated hereby.

Section 3.12 Insurance. Section 3.12 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, comprehensive general liability, business interruption, product liability, automobile and workers’ compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:

(i)the name, address, and telephone number of the agent;

(ii)the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)the policy number and the period of coverage;

(iv)the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the best of Seller’s knowledge: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Seller, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Seller, to the best of its knowledge, has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the Business during the aforementioned period.

Section 3.13 Subsidiaries. Seller has no Subsidiaries. Seller does not  own, directly or indirectly, any capital stock or other equity securities of any company or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business or Person.

Section 3.14 Undisclosed Liabilities. Except as reflected in the Most Recent Fiscal Month End balance sheet or incurred since the date thereof in the Ordinary Course of Business, Seller has no known material liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) and, to the knowledge of Seller, there is no basis for any present or future Proceeding against the Seller giving rise to any liability.

Section 3.15 Warranties. Except to provide support services in the Ordinary Course of Business, the services delivered by Seller are not subject to any guaranty or warranty, and there is no right of return, right of credit or other indemnity, except with respect to infringement of third-party intellectual property rights, breach by the Seller of its obligations under a contract or as otherwise set forth herein. Seller does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

Section 3.16Employee Benefit Plans.

(a)Section 3.16 of the Disclosure Schedule sets forth an accurate and complete list of all of Seller’s Plans.

(b)Neither Seller nor any ERISA Affiliate (as herein defined) has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a multiple employer plan subject to Sections 4063 and 4064 of ERISA) nor has any obligations or liabilities, including withdrawal or successor liabilities, regarding any such plan or a Plan subject to Title IV of ERISA. As used in this Agreement, the term “ERISA Affiliate” means any Person that, together with Seller, is considered a “single employer” pursuant to Section 4001(b) of ERISA.

(c)Each Plan is now and has been operated in all material respects in accordance with its terms and with the requirements of all applicable law, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996, the Code, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, and Title VII of the Civil Rights Act of 1964, and the regulations and authorities published thereunder. Seller, to the best of its knowledge, performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and Seller has no knowledge of any default or violation by any party to, any Plan. No legal action, suit, audit, investigation or claim is pending or to the best knowledge of Seller, threatened, with respect to any Plan (other than claims for benefits in the ordinary course) and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. To the best of Seller’s knowledge, all reports, disclosures, notices and filings with respect to such Plans required to be made to Employees, participants, beneficiaries, alternate payees and government agencies have been timely made or an extension has been timely obtained. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA.

(d)All contributions, premiums or payments (including all employer contributions and, if applicable, all employee salary reduction contributions) required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates.

Section 3.17 Permits. To the best of Seller’s knowledge, section 3.17 of the Disclosure Schedule accurately and completely describes each license, franchise, permit, certificate, approval or other similar authorization required in connection with the conduct of, or otherwise affecting or relating in any way to, the Business or any of the Acquired Assets (the “Permits”) together with the name of the Person issuing such Permit. Except as otherwise set forth in Section 3.17 of the Disclosure Schedule, (i) the Permits are valid and in full force and effect; (ii) Seller is not in default, and no condition exists that with notice or lapse of time could constitute a default, under the Permits; (iii) no Proceedings are pending or threatened to revoke or amend any Permit; (iv) the Permits are freely assignable; and (v) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

Section 3.18 Books and Records. The minute books and other similar records of Seller contain complete and accurate records of all actions taken at any meetings of Seller’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Seller, as previously made available to Buyer, accurately reflect the assets, liabilities, business, financial condition and results of operations of Seller and have been maintained in accordance with good business and bookkeeping practices.

Section 3.19 Inventory. Section 3.19 of the Disclosure Schedule accurately and completely describes all of Seller’s inventory as of the Closing Date (“Inventory”).

Section 3.20 Real Property. Except as described in Section 3.20 of the Disclosure Schedule, Seller owns no real property and has never owned any real property.

Section 3.21 Real and Personal Property Leases. Section 3.21 of the Disclosure Schedule lists all Leases, as amended, including the date of such Lease and each amendment thereto, the term of each such Lease, any extension and expansion options thereof, and the amounts payable thereunder. Seller has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a)Except as set forth in Section 3.21 of the Disclosure Schedule, such Lease is legal, valid, binding, enforceable by Buyer and in full force and effect;

(b)except as otherwise set forth in Section 3.21 of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)except as otherwise set forth in Section 3.21 of the Disclosure Schedule, Seller is in compliance in all material respects with the terms and conditions of each such Lease.

(d)except as otherwise set forth in Section 3.21 of the Disclosure Schedule, neither Seller, nor any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of Seller is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Seller or, to the knowledge of Seller, any other party under such Lease;

(e)except as otherwise set forth in Section 3.21 of the Disclosure Schedule, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(f)no Person has provided Seller with notice that it intends to terminate any

Lease;

(g)Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(h)all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(i)Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by Seller of the property subject thereto.

Section 3.22 Title to Tangible Personal Property.

Section 3.22 of the Disclosure Schedule lists the material tangible personal property of the Business which is used regularly in the Business. Except as set forth in Section 3.22 of the Disclosure Schedule, Seller, to the best of its knowledge, has good title to, or a valid leasehold interest in, such tangible assets free of any Security Interests. All personal tangible property of the Business is freely assignable by Seller to Buyer.

Section 3.23Intellectual Property.

(a)Section 3.23 of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property owned, used or held for use by the Seller in the conduct of its Business and there is no other Intellectual Property owned, used or held for use by the Seller material to the conduct of its Business. Such Intellectual Property is the only Intellectual Property necessary to operate the Business materially as it is currently operated.

(b)Neither Seller nor the license or other use of any Intellectual Property not owned by Seller included in the Acquired Assets has to Seller’s knowledge violated or infringed, and currently does not violate or infringe, upon the Intellectual Property of any Person. Seller has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person’s Intellectual Property, which Proceedings are still active, and Seller has no outstanding Proceedings for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

(c)Seller (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Security Interests), any and all Intellectual Property owned by it included in the Acquired Assets, (ii) has rights to the use of all such Intellectual Property used by it pursuant to license, sublicense, agreement, or permissions and, except as set forth in Section 3.23 of the Disclosure Schedule, is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (iii) has the right to require the application of any such Intellectual Property owned by Seller that constitutes an application for registration, including but not limited to all patent applications, trademark application service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of the application and of the registration once it issues.

(d)Seller has kept secret and has not disclosed the source code for any Intellectual Property owned by the Seller to any Person other than in the Ordinary Course of Business to persons who are subject to the terms of a binding confidentiality agreement with respect thereto. The Seller has taken all appropriate measure to protect the confidential and proprietary nature of any Intellectual Property owned by the Seller including without limitation the use of confidentiality agreements with all of its employees or other persons having access to any source and object codes.

(e)Any and all Intellectual Property owned by Seller included in the Acquired Assets that are registrations, including but not limited to all registered patents, trademarks, service marks, copyrights and masks works, are valid and subsisting and in full force and effect.

(f)Seller has not granted any licenses to or other rights in any Intellectual Property included in the Acquired Assets to any Person; to Seller’s knowledge, no Person is currently using such Intellectual Property except in connection with the Business.

(g)The execution, delivery and performance by Seller and the Shareholders of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not alter or impair or result in the loss of any rights or interests of Seller in any Intellectual Property included in the Acquired Assets owned by Seller or as to which Seller obtains any consent to the transactions contemplated hereby and all such Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(h)None of the Intellectual Property owned by Seller included in the Acquired Assets, if any, is subject to any outstanding order or agreement restricting in any manner the use of licensing thereof by Seller.

(i)all of the Intellectual Property used in the Business is freely assignable to Buyer.

Section 3.24Environmental Matters. The present and former activities of Seller, to the best of its knowledge, comply with all applicable Environmental Laws and Seller is not in violation and has never been in violation of any Environmental Laws.

Section 3.25 Employees.

(a)Section 9.03 of the Disclosure Schedule sets forth a complete list of the Transferred Employees as of the date of this Agreement. There are no Inactive Transferred Employees. Prior to the Closing Date, Seller shall have provided Buyer with a complete and accurate list, to the best of Seller’s knowledge, (under Section 9.03 of the Disclosure Schedule) of the following information for each Transferred Employee: name; date of hire; work location; title; position held; salary; incentive compensation (including any bonus or profit sharing arrangements); balance of accumulated paid time off; schedule of regular weekly hours of employment; special work arrangements, if any, with description; Fair Labor Standards Act status; shift differential, if any, and annual vacation entitlement.

(b)All Transferred Employees are employees “at-will” whose employment is terminable without liability to Seller (other than for benefits under the Seller’s applicable severance policy and other employee benefit plans and programs and benefits required to be provided under Applicable Law), and there are no employment contracts entered into between Seller and any of the Employees.

(c)No Transferred Employee of the Business has received a written warning from the Seller or has been placed on “corrective action” by Seller or is under any internal, or, external investigation. None of the Transferred Employees, to the best of Seller’s knowledge, is covered by any union, collective bargaining or similar agreement or arrangement in connection with his or her employment with Seller.

(d)Seller, to the best of its knowledge, has not received notification of any impediment to the employment of any Transferred Employee based on the results of fingerprinting or drug testing and is not otherwise aware of any such impediment.

(e)All Transferred Employees are authorized to work in accordance with the Immigration and Reform Control Act (“IRCA”), and no Transferred Employee is employed by

Seller under any employer-sponsored non-resident visa. Section 9.03 of the Disclosure Schedule contains a list of all Transferred Employees who are not citizens of the United States.

(f)Except as set forth in Section 9.03 of the Disclosure Schedule, there are no agreements or offer letters providing for stay bonuses, sign-on bonuses, commissions, compensation, special monetary or vacation awards, non-compete provisions or similar agreements with respect to the Transferred Employees. Seller has not increased the base salary paid to any Transferred Employee within three months of the Closing Date in excess of Seller's regularly scheduled increase to such Transferred Employee.

(g)Any notices required to be given by the Seller pursuant to the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) and COBRA, if any, in connection with the transactions contemplated by this Agreement have been given or shall be given by the time required under such laws in order to comply therewith.

(h)Seller is not and has not been a party to any collective bargaining or other labor agreement or understanding with a labor union or labor organization. There has not been, and there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any proceeding against Seller based on the alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against Seller arising with respect to the Transferred Employees, (iii) any application for certification of a collective bargaining agent. Seller is in material compliance with all Applicable Laws respecting employment practices, civil rights, occupational safety, conditions of employment and wages and hours and has not engaged in any unfair labor practices.

(i)Seller has supplied Buyer with complete and accurate descriptions of all material employee benefit plans applicable to the Transferred Employees.

Section 3.26 Accounts Receivable.  All Accounts Receivable of Seller existing  on the business day immediately preceding the Closing Date are reflected on Section 3.26 of the Disclosure Schedule (other than those paid since the date hereof), are valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts as of Most Recent Fiscal Month End. A complete and accurate list of the Accounts Receivable reflected as of Most Recent Fiscal Month End, showing the aging thereof, is included in Section 3.26 of the Disclosure Schedule, together with a complete and accurate list of Work-in- Progress Costs. All Accounts Receivable of Seller that have arisen since the Most Recent Fiscal Month End arose from bona fide third party sales in the ordinary course of business consistent with past practice, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and is scheduled to be collected within ninety (90) days after the date on which it first became due and payable in accordance with their terms at their recorded amounts, except as set forth in Section 3.26 of the Disclosure Schedule. Seller, to the best of its knowledge, has not received any written notice from an account debtor stating that any Account Receivable is subject to any contest, claim or set-off by such account debtor except as set forth in Section 3.26 of the Disclosure Schedule.

Section 3.27 Vendor List. Exhibit B attached hereto contains a complete and correct list of all vendors (the “Vendor List”), as amended, including the date of the Vendor List and each amendment thereto. The Vendor List, to the best of Seller’s knowledge, is a true, accurate, and complete listing of all vendors, suppliers and consultants of the Seller of the Business and there are no material disputes or threatened disputes with any Person listed on the Vendor List.

Section 3.28 Disclosure. No (i) representation or warranty by Seller or the Shareholders contained in this Agreement or any certificate, or (ii) any statement contained in the Disclosure Schedule delivered to Buyer by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.

Buyer and Parent represent and warrant to Seller and the Shareholders that the statements contained in this Article 4 are correct and complete as of the Closing Date.

Section 4.01 Organization of Buyer and Parent.  Buyer is a [enter Buyer’s State of Incorporation] corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Parent is a Nevada corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.02 Authorization of Transaction. Buyer and Parent have full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action by Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent. This Agreement constitutes the valid and legally binding obligation of Buyer and Parent, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 4.03 Noncontravention. Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.07 above), nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Parent is subject or any provision of the organizational documents of Buyer or Parent or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Parent is a party or by which it is bound or to which any of its assets is subject. Neither Buyer nor Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to enter into or perform its obligations under this Agreement.

Section 4.04 Brokers’ Fees. Buyer and Parent have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 4.05 No Other Representations and Warranties.  Except as set forth in  this Agreement, Buyer makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to Buyer, or with respect to any other matter whatsoever.

ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.01  Conduct of the Business.  Except as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 10.04, Seller shall operate the Business in the Ordinary Course of Business and use its commercially reasonable efforts to preserve intact with respect to the Business, its current business organizations, keep available the services of its current officers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it, maintain its relationships with its customers and preserve goodwill. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld:

(a)except in the Ordinary Course of Business, sell, lease, license or otherwise dispose of any assets, securities or property of the Business;

(b)except in the Ordinary Course of Business, make any capital expenditures over $2,500;

(c)make payments towards any of the Excluded Liabilities, including, without limitation, payments towards the SAP lease;

(d)accelerate any payment terms or grant any early payment discounts to customers;

(e)alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Business;

(f)settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) relating to the Business;

(g)transfer or grant any Security Interest on any Acquired Asset;

(h)make any change with respect to management of inventory for the

Business;

(i)(i)take any action that would make any representation and warranty of

Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

(j)cancel, modify or waive any of the Assumed Contracts or Leases or any of the terms thereof;

(k)except as otherwise provided by GAAP, to refrain from making or causing to be made any change in the accounting methods, principles or practices of Seller with respect to the Business;

(l)enter into any agreement or transaction with respect to the Business, other than in the Ordinary Course of Business consistent with Seller’s past practices or pursuant to presently existing plans or agreements disclosed herein or in a schedule hereto;

(m)cancel any debt or waive or compromise any claim or right with respect to the Acquired Assets;

(n)maintain and keep in full force and effect all insurance policies, as well as all other insurance currently maintained by Seller, with respect to the Business or comparable replacement policies;

(o)incur any indebtedness, guaranties of indebtedness or any other contingent obligations;

(p)issue any equity, options, warrants or other rights to acquire equity interests in the Seller; or

(q)authorize, or commit or agree to take, any of the foregoing actions.

Section 5.02 Access to Information. From the date of this Agreement until the earlier to occur of Closing Date or the termination of this Agreement pursuant to Section 10.04, Seller agrees to give, and to cause the Business and each of its officers, directors, employees, counsel, advisors and representatives (collectively, the “Seller Representatives”) to give, Buyer and its officers, employees, counsel, advisors and representatives (collectively, the “Buyer Representatives”) reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Business and shall cause the Seller Representatives to furnish Buyer and the Buyer Representatives with such financial and operating data and such other information with respect to the Business as Buyer may from time to time reasonably request.

Section 5.03 Notification. Between the date of this Agreement and the earlier to occur of Closing Date or the termination of this Agreement pursuant to Section 10.04, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition, (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Entity in connection with the transaction contemplated by this Agreement, (e) any Proceeding commenced or, to its knowledge threatened, relating to or involving or otherwise affecting Seller, the Business or any of the Acquired Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that otherwise relate to the consummation of the transactions contemplated hereby, (f) any Material Adverse Effect on Seller, the Business or the Acquired Assets, (g) receipt of any notice of any dispute or threatened dispute among any of Seller, vendor, lender, participant, licensor, lessee and customer under any Assumed Contract, Client Agreement or Lease, and (h) receipt of any notice of any change of control or other material change in the organizational structure with respect to any customer or vendor under any Assumed Contract, Client Agreement or Lease. During the same period, Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant in this Article 5 of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

Section 5.04 No Negotiation. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10.04, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or any Person (other than Buyer or Buyer Representatives) involving any business combination transaction involving Seller, the merger or consolidation of Seller or the sale of the Business or any of the Acquired Assets. Seller shall notify Buyer or any such inquiry or proposal within twenty-four (24) hours of receipt of awareness of the same by Seller.

Section 5.05 Best Efforts. Each Party shall use its reasonable best efforts to cause the conditions of the other Parties’ obligation to consummate the Closing under Article 7 to be satisfied.

Section 5.06 Transition. Immediately after the date hereof, Buyer, Seller and the Shareholders will develop a joint client communication program, under which (among other things) the Seller and Shareholders will make introductions to customers of the Business and assist in responding to any questions raised, and will encourage customers of the Business to move and maintain their business to Buyer and to consent as necessary to the transfer to Buyer of the Assumed Contracts, Vendor Lists and Client Lists, as applicable. Neither Seller nor the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Each of Seller and the Shareholders will refer all customer inquiries relating to the Business to Buyer after the Closing.

Section 5.07 Required Consents. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10.04, Seller shall use its reasonable best efforts to obtain all Required Consents in connection with the transactions contemplated by this Agreement. Seller shall bear the reasonable out-of-pocket costs, expenses incurred or fees paid by Buyer or its Affiliates to third parties or Governmental Entities in order to obtain such Required Consents.

ARTICLE 6

POST-CLOSING COVENANTS

Section 6.01 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 8 below).

Section 6.02 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article 8 below).

Section 6.03 Proprietary Information. From and after the Closing, neither Seller nor any Shareholder shall, either directly or indirectly (including through an Affiliate), disclose to any third party or make use of (except as required by law or to pursue their rights, under this Agreement), any information or documents of a confidential nature concerning Seller, the Shareholders, the Business, the Acquired Assets or the Buyer or its business, except to the extent that such information or documents shall have become public knowledge other than through improper disclosure by Seller or the Shareholders or any of their Affiliates.

Section 6.04 Solicitation and Hiring. For a period of two years after the Closing Date, neither Seller nor any Shareholder shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Employee of Buyer to terminate his employment with Buyer or any Affiliate of Buyer or (b) hire or attempt to hire any Employee of Buyer.

Section 6.05Non-Competition.

(a)Each Shareholder agrees that he will not, beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing, either directly or indirectly as principal, a shareholder, investor, partner, consultant or otherwise, (i) perform services in any business that competes directly with the Seller’s or Buyer’s business (a “Competitor”) or (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any customer (prospective or otherwise), supplier, lessee or employee of Buyer in the Business. Notwithstanding the foregoing, this Section 6.05 shall not preclude Seller or the Shareholder from owning any investment which does not exceed one percent (1%) of the equity of a publicly traded company.

(b)Each Shareholder agrees that the duration and geographic scope of the non- competition provisions set forth in this Section 6.05 are reasonable. Each Shareholder acknowledges that the covenants provided in this Section 6.05 represent a material and substantial part of this Agreement. Each Shareholder further acknowledges that the remedies at law for breach of the provisions of this Section may be inadequate and that Buyer may suffer irreparable harm from such a breach. Therefore, in the event of any breach or threatened breach of the provisions of this Section, Buyer shall be entitled to seek appropriate injunctive relief without the requirement of posting a bond. The foregoing right shall be in addition to any of the remedies Buyer may have at law or in equity. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

Section 6.06 Apportionment. If Seller, or a Shareholder, or any of their Affiliates receive any amounts in payment of obligations owed to Buyer, including, but not limited to, payments owed to Buyer in respect of the Acquired Assets, then the receiving party shall promptly deliver or pay them over to Buyer. If Buyer or any of its Affiliates receives any amounts in payment of obligations owed to Seller or a Shareholder or any of their respective Affiliates then Buyer shall promptly deliver or pay them over to Seller.

Section 6.07Alternate Forms of Asset Transfer.

Buyer shall undertake performance of any obligation contained in the Acquired Assets, in Seller’s stead, and, if any such obligation cannot be assigned without the consent of a third party which shall not have been obtained, Buyer’s undertaking shall constitute a sub-contract of Seller’s obligation or other kind of arrangement between Buyer and Seller, if any, pursuant to which Buyer can undertake such performance (and receive the benefit thereof) without such third party’s consent; or if no such arrangement shall exist, Buyer shall nonetheless perform such obligation, unless the third party shall expressly reject Buyer’s performance, in which case, Buyer shall be released of the undertaking with respect to such obligation, and Seller shall be liable for any damages that the third party shall establish that it suffered and indemnify Buyer and hold Buyer harmless with respect thereto.

Section 6.08Reserved.

Section 6.09Certain Tax Considerations

(a)All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets (including any real property transfer Tax and any similar Tax) shall be borne and paid by Seller, when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b)The Seller shall take all actions required to comply with all bulk sales laws which may be applicable to the transactions contemplated herein, including, without limitation, the timely filing of any required Tax Returns.

(c)For the avoidance of doubt, the Seller shall be responsible for the filing of all Tax Returns and the payment of all Taxes (whether or not shown on such returns) with respect to Seller, the Acquired Assets and the Business for all periods up to and including the Closing Date and all such Taxes shall be Excluded Liabilities.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.01 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)(i) the representations and warranties set forth in Article 3 above, shall be true and correct in all material respects, and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Seller, in each case, at and as of the Closing Date;

(b)Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.01(a) is satisfied in all respects;

(c)Seller shall have delivered to Buyer the bill of sale required under Section 2.07, together with any other instrument of transfer necessary to convey to Buyer all of the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Buyer;

(d)there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e)Buyer shall have received copies of the resolutions of Seller’s board of directors, certified by the Secretary or Assistant Secretary of Seller as of the Closing Date, authorizing (i) the consummation of the transactions contemplated by this Agreement, and (ii) the execution and delivery of this Agreement and all other documents contemplated or required hereunder and thereunder;

(f)Buyer shall have received good standing certificates of Seller from the Secretary of State of the State of its jurisdiction of organization and any other jurisdiction in which Seller does business or is authorized to do business.

(g)Seller shall have received all Required Consents set forth in Section 7.01 of the Disclosure Schedule;

(h)Buyer shall have received evidence that all franchise and other taxes and fees have been paid in full to the State of California and any other jurisdiction in which the Seller does business or is authorized to do business, all on terms satisfactory to Buyer;

(i)Buyer shall have received duly executed UCC-3 termination statements and such other release and termination instruments (or copies thereof) as the Buyer shall reasonably request in order to vest all right, title and interest in and to the Acquired Assets free and clear of all Security Interests;

(j)There shall have been no Material Adverse Effect on Seller, the Business or the Acquired Assets;

(k)The Seller shall have timely filed any and all required Tax Returns and other documents necessary to comply with all bulk sales laws which may be applicable to the transactions contemplated herein; and

(l)Buyer may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing.

Section 7.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)(i) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Buyer, in each case, at and as of the Closing Date;

(b)Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7.02(a) is satisfied in all respects;

(c)Buyer shall have delivered to Seller the items required under Section 2.07, together with any other instruments necessary to acquire right, title and interest in and to the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Seller;

(d)Buyer shall have procured insurance coverage from a reputable insurance provider equal in both scope of coverage and amount of coverage as Seller had in effect immediately prior to the Closing Date, including without limitation, any insurance relating to the Acquired Assets and the Business, comprehensive general liability, property, casualty, business interruption, automobile and worker’s compensation arrangements, all on terms satisfactory to Buyer; and

(e)there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

Seller may waive any condition specified in this Section 7.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 8.01 Survival. All of the representations, warranties and covenants contained in this Agreement, and the Exhibits and Disclosure Schedule attached hereto shall survive the Closing and remain in full force and effect for three (3) years commencing on the Closing Date.

Section 8.02Indemnification.

(a)Seller and the Shareholders, jointly and severally, agree to indemnify, defend and hold harmless Buyer, its Affiliates and, if applicable, their respective directors, managers, officers, shareholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Seller or any Shareholder contained in this Agreement, (ii) any Adverse Consequences Buyer shall suffer under Section 6.07 hereof and (iii) any Adverse Consequences Buyer shall suffer from, or any Third Party Claim, arising out of or in connection with, the Business, the Acquired Assets prior to the Closing Date, including, without limitation, related to Taxes or Tax Returns of Seller.

(b)Buyer agrees to indemnify, defend and hold harmless Seller and Shareholders, their Affiliates and, if applicable, their respective directors, managers, officers, shareholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Buyer or Parent contained in this Agreement, and (ii) any Adverse Consequences Seller shall suffer from, or any Third Party Claim, arising out of or in connection with, the Business, the Acquired Assets after the Closing Date.

(c)The obligations to indemnify and hold harmless pursuant to paragraphs (a) and (b) of this Section 8.02 shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.01, except for claims for indemnification asserted prior to the end of such period, which claims shall survive until final resolution thereof.

(d)Each of Buyer, Seller and Shareholders agree that any legal fees and expenses that result from a meritorious claim made under this Article 8 that is not a Third Party Claim shall be paid by the Indemnifying Party.

Section 8.03Matters Involving Third Parties.

(a)If any Party entitled to be indemnified pursuant to Section 8.02 (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Adverse Consequences (a “Third Party Claim”), such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b)In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has provided a Notice of Claim that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the

Indemnified Party against the matter with counsel of its choice, subject to the consent of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(c)In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party provides the Indemnifying Party with a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article 8.

(d)In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

ARTICLE 9 EMPLOYEES OF THE BUSINESS

Section 9.01 Communications with Employees. Seller and Buyer agree to cooperate regarding announcing Buyer’s proposed acquisition of the Business to the Employees. Thereafter, Buyer shall be permitted to meet with the Employees at times mutually convenient to Buyer and Seller to discuss employment with Buyer.

Section 9.02 No Obligations to Employees. Except as provided in this  Agreement, Seller shall be solely responsible for all obligations it may have with respect to all Employees of Seller, and Buyer shall not assume Seller’s obligations with respect to Seller's Employees. Subject to any express requirements in this Article 9, Buyer reserves the right following the Closing to establish any employment policies, practices, procedures, benefits, wages, or other remuneration or to change the same, at its sole discretion.

Section 9.03 Transferred Employees.

(a)Section 9.03 of the Disclosure Schedule sets forth a complete list of the Employees that Buyer has requested transfer to the employment of Buyer (the “Transferred Employees”). All Transferred Employees shall become full time employees of Buyer at 12:01

a.m. on the day immediately following the Closing Date upon completion of Buyer's on-boarding process, unless specified otherwise in Section 9.03 of the Disclosure Schedule. Those Business Employees who are not listed in Section 9.03 of the Disclosure Schedule shall not be considered Transferred Employees for any purpose under this Agreement.

(b)Each Transferred Employee may be fingerprinted and/or drug tested by Buyer in accordance with Buyer’s employment practices and procedures. Each Transferred Employee shall be employed in a position with similar compensation, duties and responsibilities to those in effect with such Employee's position with the Seller prior to the Closing Date and with the comparable hours of work to other similarly situated employees of the Buyer. Additionally, the annual base salary terms of such offers shall comply with Section 9.04.

(c)Buyer shall have sole responsibility for any activity in connection with advising Employees to whom it offers employment of the details of such employment and answering any questions relating thereto and any subsequent communications relating to the interviewing and hiring by Buyer of the Employees.

(d)As of the Closing Date, the Transferred Employees shall cease active participation in each benefit plan of the Seller, and no additional benefits shall be accrued thereunder for such employees. Seller shall cause any retirement plan assets to be transferred to Buyer.

Section 9.04 Compensation and Term of Employment. Following the Closing Date, Buyer shall pay each of the Transferred Employees an annual base salary or hourly rate no less than the annual base salary or hourly rate paid by Seller as of the Closing Date; provided, that this provision shall in no event be deemed to limit the obligation of Buyer to provide total compensation to any Transferred Employee as required by Section 9.03(b). Buyer shall not be responsible for the payment of any discretionary performance bonus to Transferred Employees which relates to the Transferred Employees’ job performance for Seller prior to the Closing Date. Such performance bonus, if any, shall be paid by Seller.

Section 9.05 Severance. Buyer shall pay severance benefits to any Transferred Employee whose employment involuntarily terminates (as defined in Buyer's severance plan) after the Closing Date; provided that eligibility for such severance benefits as well as the amount of such benefits, if any, shall be determined in accordance with Buyer’s severance plan then in effect. Notwithstanding anything to the contrary contained herein, any Transferred Employee who fails any drug test administered by Buyer or fails to satisfy Buyer's background check (including any fingerprint requirement) and is terminated shall not be entitled to any severance benefits in accordance with Buyer's policies and procedures then in effect.

Section 9.06 Commission Payments Owed By Seller. Buyer shall not be responsible for any outstanding commission payments due to Employees for the period prior to the Closing Date and/or other sales made by the Employees on or prior to the Closing Date. Seller and the Shareholders represent and agree that the payment of any such commissions, to the extent required, is an obligation of solely of the Seller and/or the Shareholders. Each of Seller and each of the Shareholders further represents that it shall, on the Closing Date, pay Employees any and all outstanding commission amounts due.

ARTICLE 10 MISCELLANEOUS.

Section 10.01 Press Releases and Public Announcements. Commencing on the

Closing Date, Parent may issue any press release or make any public announcement relating to the subject matter of this Agreement. Seller and the Shareholders are precluded at all times from issuing any press release or making any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent.

Section 10.02 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 10.03 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 10.04 Termination and Abandonment of this Agreement. This Agreement may be terminated or abandoned at any time prior to the Closing.

(a)by mutual written consent of Buyer and Seller; or

(b)by Buyer or Seller if the closing shall not have occurred on or before ninety (90) days from the date of this Agreement, unless such term has been extended by the mutual written consent of Buyer and Seller, provided, however, that if any party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.04(b), and the other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder;

(c)by Buyer in the event that Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of five days after notice of breach.

In the event of termination of this Agreement by either or both of the parties pursuant to this Section 10.04, written notices thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no further force and effect.

Section 10.05 Succession and Assignment. This Agreement shall be binding  upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.08 Notices.  Any notice or other communications hereunder must be  in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the party for whom it is intended, on the third Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the party for whom it is intended, or on the Business Day on which it is sent by telecopier; provided, that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Buyer:

Solar Acquisitions I, Inc. 12411 Poway Road

Poway, CA 92064 To Parent:

Solar Integrated Roofing Corporation 12411 Poway Road

Poway, CA 92064

With copies to:

Lucosky Brookman LLP 101 Wood Avenue South Iselin, NJ 08830

Attn: Scott E. Linsky To Seller:

McKay Roofing Company, Inc. 10622 Kenney Street

Santee, CA 92071 To the Shareholders:

Brad  McKay 3243 Homer street

San Diego CA 92106

Tod McKay

19 Split Tree Road Scarsdale, NY 10583

Scott McKay

4336 Santa Cruz Avenue San Diego, CA 92107

Section 10.09 Governing Law.

(a)This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(b)Any judicial proceeding brought with respect to this Agreement must be brought in a court of competent jurisdiction in the State of [Insert State] located in the county of [Insert County], and, each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said Courts or the State of [Insert State]other than for such purpose.

Section 10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.12 Expenses. Each of Seller, the Shareholders and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.13 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular, shall include the plural, and vice versa.

Section 10.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.15 No Breach of Fiduciary Duty Required. Nothing in this Agreement shall require, or be construed to require, Seller or the Shareholders to take any action or omit to take any action that would be a breach of its fiduciary duties under any agreement to which it is a party or under Applicable Law or which would otherwise be contrary to applicable law. Without limiting the generality of the foregoing, nothing herein shall require Seller or the Shareholders to exercise its discretion to provide any consent or other authorization on behalf of any other Person for which it acts in a fiduciary capacity if such consent or authorization is within its discretion in such fiduciary capacity. The Parties shall cooperate in good faith to avoid any such breach of fiduciary duties or applicable laws while preserving the overall economic terms of this Agreement and the benefits intended to be provided to the respective Parties hereunder.

Section 10.16Additional Condition of Closing . As a condition to the Closing, the Company shall provide six weeks of training by Mr. Scott McKay (40 hours per week), Mr. Brad McKay (40 hours per week), and Tod McKay (20 hours per week). Additional training shall be provided to SIRC for up to one year, at a rate of $40.00 per hour.

Section 10.17License Factors. The business will operate under David Massey’s contractor’s license once the deal closes. Todd McKay will resign his license.

[-Signature Page to Asset Purchase Agreement Follows-]

Omitted Exhibits and Schedules

•Exhibit A: Client List

•Exhibit B: Vendor List

•Exhibit C: Form of Bill of Sale

•Exhibit D: Description of Real Property

•Schedule 1: Payment Schedule

•Schedule 3.06: Business Licenses

•Schedule 3.01: McKay Roofing Unaudited Financial Statements

•Schedule 3.16: Qualified Plan – Basic Plan Document

•Schedule 3.17: Business Licenses

•Schedule 3.19: Inventory

•Schedule 3.20: Real Property

•Schedule 3.21: Commercial Gross Lease

•Schedule 3.22: Disclosure of Material Tangible Personal Property

•Schedule 3.26: Accounts Receivable

AMENDMENT NO. 1

to

STOCK PURCHASE AGREEMENT

(FORMERLY, ASSET PURCHASE AGREEMENT)

Amendment No. 1 to the Stock Purchase Agreement, dated as of October 07, 2019 (the "Amendment"), by and among TOD MCKAY, BRAD MCKAY, AND SCOTT MCKAY (collectively hereinafter “Seller”) and SOLAR INTEGRATED ROOFING CORP., a Nevada corporation (“Buyer”). Buyer and Seller are sometimes each referred to separately as a “Party” and collectively herein as the “Parties.”

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement, dated as of September 10, 2019 (the "Existing Agreement"); and

WHEREAS, the Parties hereto desire to amend the Existing Agreement to be a Stock Purchase Agreement (“SPA”); and

WHEREAS, Seller owned all the issued and outstanding shares of common stock (the “Shares”) of McKay Roofing Company, Inc., a California corporation (the “Company”); and

WHEREAS, Seller sold to Buyer, and Buyer purchased from Seller, the Shares, subject to the terms and conditions set forth in the Existing Agreement and this Amendment; and

WHEREAS, pursuant to Section 10.10 of the Existing Agreement, the amendment contemplated by the Parties must be contained in a written agreement signed by both parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.Amendments to the Existing Agreement. As of the Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

(a)Generally, any and all references to ‘Assets’, ‘Acquired Assets’, ‘Asset Purchase’, etc. shall be construed and interpreted to be a reference to the Seller’s sale of and Buyer’s purchase of the Shares.

(b)Section 2.01 is hereby amended to read as follows:

Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Buyer, all Shares at the Closing in consideration of the payment of the Purchase Price.

(c)Section 2.02 is hereby amended to read as follows:

Assumption of Liabilities. In conjunction with Buyer’s purchase of the Shares, Buyer and Seller hereby agree that Buyer shall assume any and all Company liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume or have responsibility for any of the Excluded Liabilities.

(d)Section 2.03 is hereby amended by to read as follows:

Purchase Price. The “Purchase Price” means One Million Dollars ($1,000,000) in cash, due and payable as follows: (i) $200,000 due and payable Closing; (ii) $100,000 due and payable on the first day of each month, for a period of eight months (for a total of $800,000), with the first such monthly payment due on October 1, 2019 (each, a “Monthly Payment” and, collectively, the “Monthly Payments).

(e)Schedule I (Payment Schedule) is hereby deleted.

3.Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of date first appearing above (“Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

4.Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

(b)The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

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EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 OF THE EXISTING AGREEMENT AND IN THIS SECTION 4 OF THIS AMENDMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY'S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5.Miscellaneous.

(a)This Amendment and all related documents, and all matters arising out of or relating to this Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California.

(b)This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d)This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e)This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(Remainder of page left blank; Signature page follows)

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